Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our Firm under the caption "Experts" and to the use of our report dated April 14, 2009 with respect to the consolidated financial statements of SPAR Group, Inc., and Subsidiaries for the year ended Decmber 31, 2008 appearing in this registration statement on Form S-3 and related prospectus.

REHMANN ROBSON

Troy, Michigan

October 23, 2009